UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

GREAT AMERICAN FINANCIAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11632	06-1356481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 333-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On March 29, 2006, AAG Holding and American Financial Group (“AFG”) entered into a new combined $500 million credit agreement with Bank of America as the administrative agent. This new agreement will replace AAG Holding’s credit facility dated August 31, 2004 and AFG’s credit facility dated November 19, 2004. AFG owns approximately 82% of the outstanding shares of GAFRI (AAG Holding’s parent company).

The new credit facility provides for the following:

•

AFG and AAG Holding may borrow a combined $500 million. AAG Holding itself may borrow up to $200 million with the ability to borrow more than $175 million up to $200 million being conditioned on AFG not having borrowed in excess of $300 million under the agreement; AFG has agreed with AAG Holding not to borrow more than $325 million under the credit facility. AFG has agreed to guarantee amounts borrowed by AAG Holding under the Credit Agreement.

•	The new maturity date of the Credit Agreement is March 29, 2011.

•

Base rate loans will bear interest at the higher of (a) the Federal Funds Rate plus 0.5% and (b) the Bank of America prime rate. Eurodollar loans will bear interest at a rate equal to the London Interbank Offered Rate plus a Eurodollar margin. The Eurodollar margin varies based on the ratings assigned by Standard & Poor’s or Moody’s to AFG’s debt ratings.

•	Customary covenants including financial covenants regarding consolidated net worth; consolidated total financing debt to total capitalization; and dividends to interest and dividend charges.

•	Customary events of Default, subject to materiality thresholds and grace periods.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth above in Item 1.01 is incorporated by reference herein as if fully set forth herein.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference herein as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement entered into among American Financial Group, Inc., AAG Holding, Inc., the Bank of America, N.A., as Administrative Agent, and several lenders, including AFG guaranty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Date:	March 31, 2006	By:	/s/ Christopher P. Miliano
Christopher P. Miliano Chief Financial Officer

3